Exhibit 10.47

BETWEEN

SHELL CHIMIE, a Public Limited Company with an authorized capital of 1,462,736,560 FRF, with its head office situated at Berre l’Etang (13130) - C. D. 54 registered with the commercial register of the Sociétés de Salon-de-Provence under registration number B 542 087 937, represented by Mister Jean-Louis BILHOU and Mister Gérard JOLY, duly appointed for the purposes of these presents,

hereinafter designated as “the lessor”

AND

KRAVIS, a simplified joint stock Company with an authorized capital of 227,250,000 Francs, having its head office at Berre l’Etang Cedex (13130) - CD 54 - BP 14 registered with the commercial register of the Sociétés de Salon-de-Provence under registration number B 414 719 054, represented by Mister Charles BOUSSARD, duly appointed for the purposes of these presents,

hereinafter designated as “the lessee”

Whereas:

The lessor is the owner of a plot of land of 7803 m2 located in the municipality of Berre l’Etang (Bouches-du-Rhône - France) on which buildings and industrial facilities have been erected for the production of chemical products and more specifically a unit for the production of products named KRATON G and SHELL VIS.

In response to market developments and the demand for the above products, SHELL CHIMIE has contributed to KRAVIS the whole of its manufacturing operations unit for the production of butadiene styrene copolymers and for viscosity index improvers as well as the tangible assets that are linked to this activity, notably the equipments, buildings and industrial facilities that relate to the production of these products. However, Shell Chimie has elected to keep the ownership of the land on which the said buildings and facilities have been built.

KRAVIS has elected to retain the rights of enjoyment associated with the land along with the possibility of being allowed to erect any new building on the land.

The parties have agreed to and set forth the following:

ARTICLE 1 - INTENT

The lessor grants to the lessee a long-term lease on the land described above in its “as is” state without any guarantee as to the state of the ground or sub-soil.

The lessee declares to having full knowledge as regards the state of the ground and of the site and waives all recourses against the lessor for any cause whatsoever and in particular in regards to the state of the ground and sub-soil and any consequences that may arise because of the state of the grounds and sub-soil or against any error in describing the site or for differences in its contents.

This agreement will not have the effect of amending any agreement or guarantees that have been entered into previously.

ARTICLE 2 - DESCRIPTIONS

A developed land comprising 7803 m2 located in the municipality of Berre l’Etang (Bouches-du-Rhône – France) as shown on the plans attached to the presents

The land, the object of the presents, is industrial land and is to be exclusively used for manufacturing butadiene styrene copolymers and viscosity index improvers. The lessee may erect any facility or building that it requires to carry out its activities and may carry out any demolition and construction work that it deems necessary.

All of the buildings facilities and generally all buildings that have been erected by the lessee will remain its property for the entire duration of the lease.

The lessee is bound to comply with the legal and regulatory provisions regarding its operations and in particular as regards the facilities classed under the provisions for the protection of the environment, pollution, waste, safety, sanitation, road works, transports, in such a way that the lessor shall not ever be in a position to be questioned or pursued on these matters.

ARTICLE 3 - TIME PERIOD

This lease is entered into for a period of 30 (thirty) years starting as of January 1.

ARTICLE 4 - SERVICE CHARGE

This lease is granted in exchange for an annual amount of 46,818 (forty-six thousand eight hundred and eighteen) francs exempt of all taxes and duties, payable in an annual lump sum on the 1st of January.

At the end of each annual period the rent will be reviewed according to the national cost index of construction: the bench mark index to be used for the review is the index of the first quarter 1999, which is 1071.

This long-term lease is subject to VAT.

ARTICLE 5 - TAXATION

The lessee will be responsible for paying during the entire period of the lease all duties and taxes of any kind that relate to its activities and on the assets, buildings and facilities erected on the land.

Furthermore, he shall pay the property tax that relates to the land.

ARTICLE 6 - INSURANCE

The lessee will make it its personal responsibility to subscribe to all of the necessary insurance policies that relate to insuring the facilities and equipment, which it owns or will own.

ARTICLE 7 - FATE OF THE BUILDINGS AND OF THE FACILITIES AT THE END OF THE LEASE

At the end of the lease the lessor may:

•	become, at no cost and in accordance with the law, the owner of all of the assets, buildings and facilities erected by the lessee

•	demand that the land be put to its original state at the cost of the lessee;

•	become the owner at no cost of only part of the buildings and facilities that it wishes to nominate and demand the demolition and the removal of the remaining parts.

The lessor shall advise the lessee of the choice of options no later than one year prior to the termination of the long-term lease.

ARTICLE 8 - SPECIAL PROVISION

8.1	The lessee declares having cognizance of all of the covenants and real and personal rights that mortgages the land mentioned in these presents to the benefits of the lessee or to third parties. The present provisions will not have the effect of modifying the engagements or guarantees resulting from other agreements.

8.2	The lessee may at any time, subject to first giving notice to the lessor, pass overhead, overland or under the land described hereinunder, any lines and equipment that may be necessary to operate the activities that it is carrying out or wishes to carry out on the Petrochemical Site of Berre.

The lessor is committed to grant free of charge to the lessee the right of passage for the purposes mentioned above. However, the said laying of lines and installation of equipment implemented by the lessee may not interfere with the free operation of the facilities of the lessor.

The existing rights of the lessee will be retained by the rightful owners should the former sell, contribute or rent its land.

8.3	Should the operation of the facilities belonging to the lessee that are located on the land of the present lease require it, the lessee may ask from the lessor, who may not refuse without good reason, to authorize for his own benefit the passage of any channels, lines, pipes, cables over the land owned by it or over which it has rights of enjoyment, inside the petrochemical Site of BERRE. The terms of this authorization will be agreed on a case-by-case basis.

8.4	The parties will enter into separate agreements each time deemed necessary, to set the terms and conditions in the event that developments, equipment and facilities may be shared between them.

ARTICLE 9 - PUBLIC NOTICE

This document will be published at the “bureau des hypothèques” of Aix-en-Provence.

ARTICLE 10 - COSTS

All costs duties and fees of these presents including those that may follow as a consequence therefrom will be borne by the lessor.

Executed at Berre, on August 24, 2000 in duplicate.

For SHELL CHIMIE	For KPF

/s/ J. L. BILHOU	/s/ G. JOLY	/s/ C. BOUSSARD
J.L. BILHOU	G. JOLY	C. BOUSSARD

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